UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2016

Silver Bay Realty Trust Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 Fernbrook Lane North, Suite 210 Plymouth, MN 55447
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (952) 358-4400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2016, Silver Bay Realty Trust Corp. (the “Company”) appointed Julie Ellis to serve as principal accounting officer of the Company in her role as Chief Accounting Officer effective immediately. Christine Battist will continue to serve as the Company’s principal financial officer in her role as Chief Financial Officer and Treasurer.

Prior to this appointment, Ms. Ellis, age 42, served as Corporate Controller for the Company since September 2012, first as an employee of Pine River Capital Management L.P. and then as an employee of the Company following the internalization of the Company's advisory manager on September 30, 2014. Ms. Ellis has spent the breadth of her career in financial reporting and accounting roles. From 2009 to 2012, she served in various financial roles, including International Controller at Merrill Corporation, a privately held company. From 2007 to 2009, Ms. Ellis worked as a consultant on Sarbanes-Oxley implementations and internal audit engagements for various real estate companies. From 2004 to 2007, Ms. Ellis served as Director of Internal Audit for America First Apartment Investors, Inc. a multi-family REIT previously traded on NASDAQ, where she led the company’s inaugural Sarbanes-Oxley design and implementation and also served as Corporate Controller. Prior to 2004, Ms. Ellis worked in public accounting for nine years with both Deloitte & Touche, LLP and Hamilton Misfeldt & Company. Ms. Ellis graduated from St. Cloud State University with a B.S. in Accounting and is a certified public accountant.
On February 15, 2016, the Company entered into a Severance and Change in Control Agreement with Ms. Ellis. Pursuant to this agreement, Ms. Ellis will receive severance benefits if her employment is involuntarily terminated by the Company without cause or if Ms. Ellis terminates her employment with the Company for good reason, in each case irrespective of whether such termination is in connection with a change in control of the Company, subject to Ms. Ellis executing a release of any claims against the Company. If such a termination occurs, the Company will provide the following severance benefits:

•	A lump sum payment equal to one times Ms. Ellis's annual base salary;

•
If the termination occurs on or after July 1 of any year, an annual bonus equivalent to the cash portion of the annual bonus for the prior year, pro-rated based on the number of days during the year that Ms. Ellis was employed by the Company or one of its subsidiaries;

•	Reimbursement of a portion of COBRA premiums for 18 months after the date of termination, in an amount equal to the amount the Company would pay for a similarly situated active employee; and

•	Full vesting of restricted stock awards granted prior to the date of the agreement.

On February 19, 2016, the Company entered into an Indemnification Agreement with Ms. Ellis, using the Company's standard form for such agreement. Under this agreement, the Company has agreed to indemnify Ms. Ellis for costs and expenses arising from claims, suits or proceedings that may arise as a result of her service to the Company to the maximum extent permitted by Maryland law. There are no further arrangements or understandings between Ms. Ellis and any other persons pursuant to which she was selected as principal accounting officer of the Company. There are no family relationships between Ms. Ellis and the executive officers or directors of the Company and no transactions that would require disclosure under Item 404(a) of Regulation S-K. Other than as noted above, no changes were made to Ms. Ellis’s compensation arrangement with the Company in connection with the appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ DANIEL J. BUECHLER
Daniel J. Buechler
General Counsel and Secretary

Date: February 19, 2016